Exhibit 23.1

July 18, 2006

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement (as amended) dated July 17, 2006, of the following:

Our report to the Stockholders and Board of Directors of Eden Energy Corporation dated March 15, 2006 on the consolidated financial statements of the Company as at December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia